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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Baxter International Inc. of our report dated February 14, 2002 relating to the financial statements, which appears in Baxter International Inc.'s 2001 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated February 14, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 28, 2002